Exhibit 99.1

FOR IMMEDIATE RELEASE:	September 16, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM REPORTS DISMISSAL OF PENDING LITIGATION

St. Paul, Minn (9/16/13)—Aetrium Incorporated (Nasdaq:ATRM) today announced dismissal of litigation brought against it by UTHE Technology Corporation. The litigation involved the 1992 sale by UTHE of one of Aetrium’s independent international distributors located in Singapore to a group of the distributor’s employees. The sale had been the subject of arbitration in Singapore not involving Aetrium for most of the intervening 20 years.

The litigation against Aetrium was originally filed in the United States District Court for the Northern District of California in 1993, stayed pending the Singapore arbitration, and revived by plaintiff in June 2012 after the arbitration completed. United States District Judge William Alsup dismissed some of plaintiff’s claims in September 2012. Aetrium established through subsequent discovery that the remaining claims were also meritless, and Judge Alsup so concluded by his order entered September 9, 2013. The final judgment dismissing the litigation was filed on September 13, 2013.

“We are very pleased to have this litigation behind us,” said Joseph C. Levesque, Aetrium’s president and chief executive officer. “The litigation was a concern to our customers and shareholders, prompted significant defense costs, and proved to be very distracting to our normal course of business. We can now fully concentrate our attentions and resources on growing the value of the company.”

Certain matters in this news release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.